Exhibit 99.1

CONTACT:	John Van Heel
Chief Executive Officer
(585) 647-6400

Robert Gross
Executive Chairman
(585) 647-6400

Brian D’Ambrosia
Senior Vice President – Finance
Chief Financial Officer
(585) 647-6400

Investors and Media: Effie Veres
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. ANNOUNCES THIRD QUARTER FISCAL 2017 FINANCIAL RESULTS

~ Third Quarter Sales Increased 21% to a Record $288.3 Million, Comparable Store Sales Increased 2.3% ~

~ Record Third Quarter EPS Increased 15% to $.53, in Line with Company Guidance ~

~ Signs Definitive Agreement to Acquire 16 Stores ~

~ Fiscal 2017 Announced and Completed Acquisitions Represent $150 Million of Annualized Sales ~

~ Reiterates Fiscal 2017 Sales Guidance Midpoint of $1.035 Billion ~

~ Updates Fiscal 2017 EPS Guidance to $1.95 to $2.00 ~

ROCHESTER, N.Y. – February 1, 2017 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its third quarter ended December 24, 2016.

Third Quarter Results

Sales for the third quarter of fiscal 2017 increased 20.6% to $288.3 million, as compared to $238.9 million for the third quarter of fiscal 2016. The total sales increase for the third quarter of $49.3 million was due to an increase in sales from new stores of $46.2 million, including sales from recent acquisitions of $43.8 million, and a comparable store sales increase of 2.3% with one additional selling day in the quarter, versus a decrease of 2.5% in the prior year period. Comparable store sales increased approximately 6% for tires and were flat for maintenance services. Comparable store sales declined approximately 2% for alignments, 3% for brakes and 5% for front end/shocks.

Gross margin decreased 250 basis points to 36.6% in the third quarter, as compared to 39.1% in the prior year period, primarily due to the impact of recent acquisitions and a sales mix shift to the lower margin tire category. On a comparable store basis, gross margin remained flat despite the sales mix shift to the lower margin tire category. Total operating expenses increased by $5.6 million to $72.5 million, or 25.2% of sales, as compared to $66.9 million, or 28.0% of sales in the prior year period, a decrease of 280 basis points as a percentage of sales. The dollar increase represents expenses from 67 net new stores as compared to the same period last year.

Operating income was $33.1 million, or 11.5% of sales, compared to $26.4 million, or 11.1% of sales in the prior year period, representing a 25.1% increase on a dollar basis and 40 basis points of operating margin expansion. Interest expense was $5.3 million as compared to $3.9 million for the third quarter of fiscal 2016.

Net income for the third quarter was $17.6 million, as compared to $15.2 million in the same period of the prior year. Diluted earnings per share for the quarter increased 15.2% year-over-year to $.53, at the midpoint of the Company’s previously announced guidance range of $.51 to $.55. This compares to diluted earnings per share of $.46 in the third quarter of fiscal 2016. Net income for the third quarter of fiscal 2017 reflects an effective tax rate of 37.2%, as compared to 33.1% for the prior year period.

During the third quarter, the Company opened nine Company-operated locations and closed eight Company-operated locations, including two damaged locations expected to reopen in the fourth quarter, ending the third quarter with 1,098 Company-operated stores and 131 franchised Car-X stores.

John Van Heel, President and Chief Executive Officer stated, “Despite a challenging operating environment, the return of winter weather in the quarter, combined with solid operational execution, effective cost control and the solid integration of our recent acquisitions, allowed us to deliver earnings at the midpoint of guidance. The 2.3% increase in comparable store sales was driven by a 2% increase in traffic, reflective of a comparable store sales lift of 11% in December, adjusted for one extra sales day in the month. Importantly, we continued to capitalize on growth opportunities in the market, having opened 67 net new stores through acquisition and greenfield growth fiscal year-to-date, while also signing a definitive agreement to acquire 16 additional stores. Combined, these acquisitions represent approximately $150 million in annualized sales, laying a solid foundation for strong earnings growth for many years to come.”

First Nine Month Results

For the nine-month period ended December 24, 2016, sales increased 7.7% to a record $769.5 million from $714.6 million in the same period of the prior year. Comparable store sales decreased 3.1%. Gross margin for the nine-month period was 39.5% of sales, as compared to 41.1% in the prior year period, but 41.2% in the current year on a comparable store basis. Operating margin was 12.5% of sales in the nine month period, as compared to 13.2% in the same period last year. Net income for the first nine months was $51.9 million, or $1.56 per diluted share, as compared to $52.9 million, or $1.59 per diluted share in the comparable period of fiscal 2016.

Acquisition Update

The Company also announced today that it has signed a definitive agreement to acquire 16 stores from a Car-X franchisee, including 13 locations in Illinois and three locations in Iowa. These stores are expected to add approximately $15 million in annualized sales, representing a sales mix of 75% service and 25% tires, and will continue to operate under the Car-X brand. The acquisition is expected to close in March 2017.

On a combined basis, the Company’s acquisitions completed and announced to date in fiscal 2017 are expected to add approximately $150 million in annualized sales and represent 16% in annualized sales growth. Additionally, fiscal 2017 acquisitions are expected to increase the Company’s tire purchases by approximately 25%, expanding both the Company’s tire assortment and cost competitiveness.

Company Outlook

Based on current visibility, business and economic trends, and recently completed and announced acquisitions, the Company continues to anticipate fiscal 2017 sales to be in the range of $1.032 billion to $1.038 billion. In light of soft comparable store sales in January, fiscal 2017 comparable store sales guidance has been revised to a decline in the range of 3.0% to 2.5%, as compared to prior guidance of a decline of 2.5% to 1.5%. As a result, the Company also adjusted its fiscal 2017 diluted earnings per share expectation to the range of $1.95 to $2.00, compared to previous guidance of $2.00 to $2.10. The guidance compares to diluted earnings per share of $2.00 in fiscal 2016 and is based on 33.4 million diluted weighted average shares outstanding.

For the fourth quarter of fiscal 2017, the Company anticipates sales to be in the range of $262 million to $268 million, representing an increase of 14.4% to 17.0% over sales of $229 million in the fourth quarter of fiscal 2016. Fourth quarter sales guidance is based on a comparable store sales decline of 2.5% to 1.0% and compares to an increase in comparable store sales of .5% in the prior year period. Fourth quarter comparable store sales to date are down 7%, when adjusting for one less selling day in the current year period. This compares to a comparable store sales increase of 7% in the prior year period. The Company expects that comparable store sales will be positive in February and March this year versus a combined decline of 3.4% in these months last year. The Company expects diluted earnings per share for the fourth quarter of fiscal 2017 to be between $.39 and $.44, as compared to $.42 in the fourth quarter of fiscal 2016.

Mr. Van Heel continued, “We are pleased to have successfully added $150 million in annualized sales, representing 16% sales growth through our completed and announced acquisitions fiscal year-to-date. These acquisitions have further diversified our geographic footprint, while driving significant scale and cost competitiveness, including a 25% increase in our annual tire unit purchases. Looking ahead, we remain optimistic in our ability to complete additional accretive acquisitions, supported by our robust pipeline, while continuing to actively manage the business to maximize profitability in a choppy environment. We are confident that this proven strategy will drive bottom-line growth and market share gains, while creating long-term value for our shareholders.”

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Wednesday, February 1, 2017 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 1-888-397-5335 and using the required pass code 8019610. A replay will be available approximately one hour after the recording through Wednesday, February 15, 2017 and can be accessed by dialing 1-844-512-2921. The live conference call and replay can also be accessed via audio webcast at the Investor Information section of the Company’s website, located at www.monro.com. An archive will be available at this website through February 15, 2017.

About Monro Muffler Brake

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, Autotire, Tire Warehouse, Tire Barn, Ken Towery’s Tire and Auto Care, The Tire Choice and Car-X.

The Company currently operates 1,099 Company stores in 26 states and is the franchisor of 127 Car-X stores in nine states. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services and certain locations specialize in providing commercial tire and maintenance services. Through Tires Now, the Company also engages in wholesale tire distribution.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “expected,” “estimate,” “guidance,” “outlook,” “anticipate,” “project,” “believe,” “could,” “may,” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, seasonality, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates),continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 26, 2016.

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MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal December
	2016	2015	% Change

Sales	$288,283	$238,942	20.6%

Cost of sales, including distribution and occupancy costs	182,683	145,575	25.5%

Gross profit	105,600	93,367	13.1%

Operating, selling, general and administrative expenses	72,526	66,937	8.3%

Operating income	33,074	26,430	25.1%

Interest expense, net	5,261	3,853	36.6%

Other income, net	(165)	(198)	(16.5)%

Income before provision for income taxes	27,978	22,775	22.8%

Provision for income taxes	10,412	7,544	38.0%

Net income	$17,566	$15,231	15.3%

Diluted earnings per share:	$.53	$.46	15.2%

Weighted average number of diluted shares outstanding	33,292	33,333

Number of stores open (at end of quarter)	1,098	1,031

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Nine Months Ended Fiscal December
	2016	2015	% Change

Sales	$769,500	$714,617	7.7%

Cost of sales, including distribution and occupancy costs	465,834	420,807	10.7%

Gross profit	303,666	293,810	3.4%

Operating, selling, general and administrative expenses	207,372	199,680	3.9%

Operating income	96,294	94,130	2.3%

Interest expense, net	14,233	11,003	29.4%

Other income, net	(445)	(407)	9.5%

Income before provision for income taxes	82,506	83,534	(1.2)%

Provision for income taxes	30,641	30,632	0.0%

Net income	$51,865	$52,902	(2.0)%

Diluted earnings per share	$1.56	$1.59	(1.9)%

Weighted average number of diluted shares outstanding	33,306	33,335

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	December 24,	March 26,
	2016	2016
Current Assets

Cash	$6,463	$7,985

Inventories	136,615	129,035

Other current assets	52,882	33,055

Total current assets	195,960	170,075

Property, plant and equipment, net	381,000	351,582

Other non-current assets	585,790	477,781

Total assets	$1,162,750	$999,438

Liabilities and Shareholders’ Equity

Current liabilities	$182,123	$167,571

Capital leases and financing obligations	195,754	165,730

Other long-term debt	184,572	103,315

Other long-term liabilities	26,275	26,627

Total liabilities	588,724	463,243

Total shareholders’ equity	574,026	536,195

Total liabilities and shareholders’ equity	$1,162,750	$999,438